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                                                                      EXHIBIT 23


The Board of Directors and Shareholders
PhyCor, Inc.

We consent to incorporation by reference in the Registration Statements of PhyCor, Inc. on Form S-3 (No. 33-98528), Form S-4 (Nos. 33-66210 and 33-98530)
and Form S-8 (Nos. 33-65228, 33-85726 and 333-58709) of our reports dated March 30, 2001 except as to notes 12 and 15 which are as of April 6, 2001, relating to the consolidated balance sheets of PhyCor, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2000, and related schedule, which reports appear in the December 31, 2000 Annual Report on Form 10-K of PhyCor, Inc.

Our report dated March 30, 2001 except as to notes 12 and 15 which are as of April 6, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a net capital deficiency and has a net working capital deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                 /s/ KPMG LLP

Nashville, Tennessee
April 17, 2001